Exhibit 99.1

Impac Mortgage Holdings, Inc. Annual Stockholders’ Meeting Tuesday, July 22, 2014

Safe Harbor Statement During this presentation we will make projections or other forward-looking statements in regards to but not limited to GAAP and taxable earnings, cash flows, interest rate and market risk exposure, mortgage production and general market conditions. I would like to refer you to the “Business Risk Factors” in our most recently filed Form 10K filed under the Securities and Exchange Act of 1934. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements. This presentation including outlook and any guidance is effective as of the date given and we expressly disclaim any duty to update the information herein.

Mortgage Lending

Mortgage Lending

2013 Overview Sale of ‘Brick and Mortar’ retail branches. Decrease in Operating Expenses by consolidating to one operations center. Growth in the mortgage servicing portfolio. Re-entry into residential warehouse lending. Sale of AmeriHome Mortgage Corporation, a duplicative licensed lending platform (completed Q1 2014).

2014 Overview Mortgage Servicing Rights sale. Name change for brand continuity. Increase in originations. Change in channel production concentration.

2014 Looking Ahead Continue to increase originations and operational efficiencies, while holding onto higher per loan margins established during the second quarter of 2014. Launch AltQM loan programs: Includes 4 non-agency loan programs A strategic partnership to provide funding capacity A substantial increase to our loan product offering Strive to achieve profitability through the second half of 2014.

This concludes my prepared remarks, thank you for attending Impac Mortgage Holdings, Inc. 2014 Annual Stockholders’ Meeting.